UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Atmos Energy Corporation

(Name of Registrant as Specified In Its Charter)

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December 29, 2003

Dear Atmos Energy Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Ritz Carlton Hotel, 921 Canal Street, New Orleans, Louisiana 70112 on Wednesday, February 11, 2004 at 11:00 a.m. Central Standard Time.

The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting and Proxy Statement. In addition, we will review with you the affairs and progress of the Company during the past year and report the results of operations for the first quarter of the 2004 fiscal year.

Your participation at this meeting is very important, regardless of the number of shares you hold or whether you will be able to attend the meeting in person. If you wish to submit a written proxy, please date, sign and return the proxy in the enclosed envelope to ensure that your shares are represented at the meeting. Due to a recent change in Texas corporate law, the Company is pleased to now also offer all of our shareholders the choice of voting their proxies over the Internet or by telephone by following the instructions on the enclosed proxy card.

On behalf of your Board of Directors, thank you for your continued support and interest in Atmos Energy Corporation.

Sincerely,

Robert W. Best
Chairman of the Board, President
and Chief Executive Officer

ATMOS ENERGY CORPORATION

P.O. Box 650205

Dallas, Texas 75265-0205

NOTICE OF ANNUAL MEETING

To the Shareholders:

The Annual Meeting of the Shareholders of Atmos Energy Corporation (the “Company”) will be held at the Ritz Carlton Hotel, 921 Canal Street, New Orleans, Louisiana 70112 on Wednesday, February 11, 2004 at 11:00 a.m. Central Standard Time for the following purposes:

1.	To elect four Class III directors for three-year terms expiring in 2007.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record of the Company’s common stock at the close of business on December 15, 2003 will be entitled to notice of, and to vote at, such meeting. The stock transfer books will not be closed. Your vote is very important to us. Regardless of the number of shares you own, please vote. All shareholders of record can vote (i) by written proxy by signing and dating the proxy card and returning it in the enclosed postage-paid envelope, (ii) via the Internet (http://www.eproxyvote.com/ato), (iii) by telephone (toll-free at 1- 877-779-8683) or (iv) by attending the Annual Meeting in person. These various options for voting are described on the enclosed proxy card.

For all shareholders who participate in the Company’s Retirement Savings Plan and Trust (“RSP”), your proxy card, Internet or telephone proxy vote will serve as voting instructions to the trustee of the RSP. If you have shares of the Company’s Common Stock credited in the RSP, only the trustee can vote your plan shares even if you attend the Annual Meeting in person.

All shareholders who hold their shares in street name (in the name of a broker, bank or other nominee) may submit a written vote through voting instruction cards provided by their brokers or banks. Such shareholders who hold their shares in street name can also generally vote their proxy via the Internet or by telephone, in accordance with instructions provided by their brokers, banks or other nominees. Under New York Stock Exchange rules, brokers and banks will have discretion to vote the shares of customers who fail to provide voting instructions. If you do not provide instructions to your broker or bank to vote your shares, they may either vote your shares on the matters being presented at our Annual Meeting or leave your shares unvoted. If you own your shares in street name and you want to vote in person at the meeting, you must first obtain a legal proxy from your street name nominee and bring that legal proxy to the annual meeting.

Included with this Proxy Statement is a copy of the Company’s Summary Annual Report to all shareholders and Annual Report on Form 10-K for the 2003 fiscal year. You may also view a copy of these materials on our web site at www.atmosenergy.com. We encourage you to receive future Company Summary Annual Reports and other proxy materials electronically and help the Company save costs in producing and distributing these materials. If you wish to receive these materials electronically next year, please follow the instructions on the enclosed proxy card.

By Order of the Board of Directors,

DWALA KUHN
Corporate Secretary

December 29, 2003

IMPORTANT: PLEASE COMPLETE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY ALSO VOTE BY TELEPHONE OR INTERNET, BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU VOTE BY TELEPHONE OR INTERNET, YOU DO NOT HAVE TO MAIL IN YOUR PROXY CARD. IF YOU ARE A SHAREHOLDER OF RECORD, VOTING IN ADVANCE BY MAIL, TELEPHONE OR INTERNET WILL NOT STOP YOU FROM VOTING IN PERSON AT THE MEETING, BUT IT WILL HELP TO ASSURE A QUORUM AND AVOID ADDED COSTS.

ATMOS ENERGY CORPORATION

P.O. Box 650205

Dallas, Texas 75265-0205

PROXY STATEMENT

Solicitation and Revocability of Proxies

The proxy enclosed with this statement is solicited by the management of Atmos Energy Corporation (the “Company”) at the direction of the Company’s Board of Directors. These materials were first mailed to the Company’s shareholders on December 29, 2003.

Any shareholder of record giving a proxy has the power to revoke the proxy at any time prior to its exercise by (1) submitting a new proxy with a later date, including a proxy given over the Internet or by telephone; (2) notifying the Company’s Corporate Secretary in writing before the meeting; or (3) voting in person at the meeting. Any shareholders owning shares in street name who wish to revoke voting instructions previously given to their broker, bank or other nominee should contact such broker, bank or other nominee for further instructions. The Company expects to solicit proxies primarily by mail, but directors, officers, employees and agents of the Company may also solicit proxies in person or by telephone or other electronic means. The cost of preparing, assembling and mailing the proxies and accompanying materials for this Annual Meeting of Shareholders, including the cost of reimbursing brokers and nominees for forwarding proxies and proxy materials to their principals, will be paid by the Company. In addition, Morrow & Co., Inc. (“Morrow”) will assist the Company in the solicitation of proxies. The Company will pay approximately $6,500 in fees, plus expenses and disbursements, to Morrow for its proxy solicitation services.

Common Stock Information; Record Date

As of December 15, 2003, there were 51,765,081 shares of the Company’s common stock, no par value (“Common Stock”), issued and outstanding, all of which are entitled to vote. These shares constitute the only class of stock of the Company issued and outstanding. As stated in the accompanying Notice of Annual Meeting, only shareholders of record at the close of business on December 15, 2003 will be entitled to vote at the meeting. Each share is entitled to one vote.

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners. As of December 1, 2003, with respect to each beneficial owner of the Company’s Common Stock whose identity was known by the Company, there were no beneficial owners of more than five percent of the Company’s Common Stock.

Security Ownership of Management and Directors. The following table lists the beneficial ownership, as of the close of business on December 1, 2003, of the Company’s Common Stock with respect to all directors and nominees for director of the Company, the executive officers of the Company named in the Summary Compensation table on pages 12-14 of this Proxy Statement and all directors and executive officers of the Company as a group.

Name	Amount of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
Travis W. Bain II	18,885	(a)(b)
Robert W. Best	395,074	(a)(c)
Dan Busbee	22,406	(a)(b)
Richard W. Cardin	12,860	(a)(b)
R. Earl Fischer	98,343	(a)(c)
Thomas J. Garland	18,326	(a)(b)
Richard K. Gordon	11,673	(a)(b)
Louis P. Gregory	56,417	(a)(c)
Gene C. Koonce	40,859	(a)(b)
Thomas C. Meredith	13,192	(a)(b)
Phillip E. Nichol	26,124	(a)(b)
Carl S. Quinn	54,659	(a)(b)
John P. Reddy	98,368	(a)(c)
Charles K. Vaughan	56,259	(a)(b)
Richard Ware II	28,318	(a)(b)
JD Woodward, III	1,002,842	1.9%(c)
All directors and executive officers as a group (17 individuals)	2,011,776	3.9%

(a)	The percentage of shares beneficially owned by such individual does not exceed one percent of the class so owned.

(b)	Includes share units credited to the following directors under the Company’s Equity Incentive and Deferred Compensation Plan for Non-Employee Directors in the following respective amounts: Mr. Bain, 15,288 units, Mr. Busbee, 15,658 units, Mr. Cardin, 9,360 units, Mr. Garland, 13,790 units, Mr. Gordon, 1,673 units, Mr. Koonce, 21,054 units, Dr. Meredith, 9,515 units, Mr. Nichol, 16,124 units, Mr. Quinn, 11,279 units, Mr. Vaughan, 16,550 units and Mr. Ware, 8,394 units. Note that these credited share units amounts include a one-time grant on November 11, 2003 of 500 units to each of these directors for each year of service on the Board of Directors of the Company (or a predecessor company), as is more fully discussed on page 10 of this Proxy Statement.

(c)	Includes shares issuable upon the exercise of options held by the following executive officers within 60 days of December 1, 2003 under the Company’s 1998 Long-Term Incentive Plan in the following respective amounts: Mr. Best, 240,960 shares, Mr. Fischer, 77,334 shares, Mr. Woodward, 20,059 shares, Mr. Reddy, 65,530 shares and Mr. Gregory, 43,834 shares.

ELECTION OF DIRECTORS

Pursuant to the Company’s Bylaws, the Board of Directors is divided into three classes, each of which class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Directors for Class III are to be elected at this Annual Meeting of Shareholders for three-year terms expiring in 2007. Robert W. Best, Thomas J. Garland, Phillip E. Nichol, and Charles K. Vaughan have been nominated to serve as Class III directors. All nominees were recommended for nomination by the non-management members of the Nominating and Corporate Governance Committee of the Board of Directors. The Company did not pay a fee to any third party to identify, evaluate or assist in identifying or evaluating potential nominees for the Board of Directors. The Nominating and Corporate Governance Committee did not receive any recommendations from a shareholder or a group of shareholders who, individually or in the aggregate, beneficially owned greater than five percent of the Company’s Common Stock for at least one year.

Messrs. Best, Garland, Nichol and Vaughan were last elected to three-year terms by the shareholders at the 2001 Annual Meeting. The Board is nominating Messrs. Best, Garland, Nichol and Vaughan to continue serving as Class III directors, whose three-year terms will expire in 2007.

The other directors listed on the following pages will continue to serve in their positions for the remainder of their current terms. The names, ages and biographical summaries of (i) the persons who have been nominated to serve as directors of the Company and (ii) the directors who are continuing in office until the expiration of their terms and the class in which such nominee or other director has been designated, are set forth in the following table. Each of the nominees has consented to be a nominee and to serve as a director if elected, and all votes authorized by the enclosed proxy will be cast FOR all of the nominees. If the Company receives proxies that are signed but do not specify how to vote, we will vote your shares FOR all of the nominees. If the Company receives proxies that contain a vote to “withhold authority” for the election of one or more director nominees, such vote will not be counted in determining the number of votes cast for those nominees and will not affect the outcome of the vote. In order to be elected as a director, the Company’s Bylaws require a nominee to receive the vote of a majority of all outstanding shares of the Company’s Common Stock entitled to vote and represented in person or by proxy at a meeting of shareholders at which a quorum is present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING NOMINEES:

Name; Principal Occupation or Employment During Past Five Years; Other Directorships	Age	Year in Which First Became a Director of the Company	Class Designation and Year of Expiration of Term
Robert W. Best Chairman of the Board, President and Chief Executive Officer of the Company since March 1997.	57	1997	Class III 2004
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Thomas J. Garland Senior Advisor to the Niswonger Foundation since July 2002 and Chairman of the Tusculum Institute for Public Leadership and Policy since 1998. Formerly Interim President of Tusculum College in Greeneville, Tennessee from July 1999 through June 2000. Director of Peoples Community Bank in Johnson City, Tennessee.	69	1997	Class III 2004
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Phillip E. Nichol Retired. Formerly Senior Vice President of Central Division Staff of UBS PaineWebber Incorporated in Dallas, Texas from July 2001 through July 2003. Formerly Senior Vice President and Branch Manager of UBS PaineWebber Dallas, Texas from March 1999 through June 2001. Formerly Senior Vice President and Divisional Hiring Officer for the Central Division of PaineWebber Incorporated in Dallas, Texas from March 1998 through February 1999.	68	1985	Class III 2004
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Charles K. Vaughan Retired. Formerly Chairman of the Board of the Company from June 1994 until March 1997.	66	1983	Class III 2004
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The following persons are directors of the Company who will be continuing in office until the expiration of their terms as set forth below.

Name; Principal Occupation or Employment During Past Five Years; Other Directorships	Age	Year in Which First Became a Director of the Company	Class Designation and Year of Expiration of Term
Travis W. Bain II Chairman of Texas Custom Pools, Inc. in Plano, Texas since March 1999. Formerly President of Bain Enterprises, Inc. in Plano, Texas from November 1991 through February 1999. Director of Delta Industries, Inc. in Jackson, Mississippi.	69	1988	Class I 2005
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Dan Busbee Adjunct Professor at the Southern Methodist University Dedman School of Law since February 2003; Professional Fellow at the SMU Dedman School of Law Institute of International Banking and Finance since January 2001; Visiting Senior Fellow at the Centre for Commercial Law Studies, Queen Mary, University of London since January 2001. Formerly Of Counsel with Gibson Dunn & Crutcher in Dallas, Texas from August 1998 through August 1999.	70	1988	Class I 2005
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Richard W. Cardin Retired. Formerly an audit partner and office managing partner of Arthur Andersen LLP from 1968 until retirement in 1995. Director of United States Lime and Minerals, Inc. and Intergraph Corporation.	68	1997	Class II 2006
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Richard K. Gordon General Partner of Juniper Capital LP and HSF Capital LP since March 2003. Formerly Vice Chairman, Investment Banking, for Merrill Lynch & Co. from March 1993 through March 2003.	54	2001	Class I 2005
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Name; Principal Occupation or Employment During Past Five Years; Other Directorships	Age	Year in Which First Became a Director of the Company	Class Designation and Year of Expiration of Term
Gene C. Koonce Retired. Formerly Chairman of the Board, President and Chief Executive Officer of United Cities Gas Company from May 1996 until the merger of United Cities with the Company in July 1997.	71	1997	Class I 2005
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Thomas C. Meredith, Ph.D. Chancellor of the University System of Georgia in Atlanta, Georgia since January 2002. Formerly Chancellor of The University of Alabama System in Tuscaloosa, Alabama from June 1997 through December 2001. Director of Alabama Cast Iron and Pipe Company.	62	1995	Class II 2006
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Carl S. Quinn General Partner of Quinn Oil Company, Ltd. since May 1992.	72	1994	Class II 2006
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Richard Ware II President of Amarillo National Bank in Amarillo, Texas since 1981. Member of the Board of Trustees of Southern Methodist University in Dallas, Texas.	57	1994	Class II 2006
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Certain Business Relationships

Until his retirement from the firm in March 2003, Mr. Gordon was Vice Chairman, Investment Banking, for Merrill Lynch & Co., which firm has provided various types of investment banking services to the Company, including serving as an underwriter on the Company’s public debt and equity offerings and providing advice in connection with merger and acquisition transactions. Mr. Ware is the president and a shareholder of Amarillo National Bank, Amarillo, Texas, which bank provides an $18 million short-term line of credit to the Company, serves as a depository bank for the Company and is trustee for the Company’s 1998 Long-Term Incentive Plan.

Independence of Directors

All members of the Board of Directors satisfy the independence requirements of the New York Stock Exchange. In addition, the Board of Directors has adopted categorical standards of director independence, which are attached as Exhibit A to this Proxy Statement, which standards supplement the independence requirements recently promulgated by the New York Stock Exchange. Directors who meet these standards are considered to be “independent.” Note that for purposes of the standards, the Board has adopted the definition of an “immediate family member” adopted by the New York Stock Exchange, which includes parents, siblings and in-laws of the director, as well as anyone else (other than domestic employees) who shares such director’s home. The Board has determined that Messrs. Gordon and Ware, as well as all other current directors meet these standards and are, therefore, considered to be independent directors.

Presiding Director and Communications with Directors

In accordance with recent new corporate governance listing standards of the New York Stock Exchange, the Company has designated Mr. Charles K. Vaughan as the presiding director at all meetings of non-management directors during the 2004 fiscal year, which meetings will be held on a regular basis. Shareholders may communicate with Mr. Vaughan, individual non-management directors, or the non-management directors as a group, by writing to Board of Directors, Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas, 75265-0205 or by email at boardofdirectors@atmosenergy.com. The Senior Vice President and General Counsel of the Company, Louis P. Gregory, receives all such communications initially and forwards such communications to Mr. Vaughan or another individual non-management director, if applicable, as he deems appropriate. Shareholders may also contact the only management director of the Company, Mr. Robert W. Best, Chairman, President and Chief Executive Officer, by mail at Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas 75265-0205, by email at robert.best@atmosenergy.com or by telephone at 972-934-9227.

The Board of Directors: Committees, Meetings and Directors’ Fees

Standing Committees.    The Company has certain standing committees, each of which is described below.

The Executive Committee consists of Messrs. Best, Koonce, Quinn and Vaughan. Mr. Vaughan serves as chairman of the committee. In accordance with the Bylaws of the Company, the Executive Committee has, and may exercise, all of the powers of the Board during the intervals between the Board’s meetings, subject to certain limitations and restrictions as set forth in the Bylaws or as may be established by resolution of the Board of Directors from time to time. The Executive Committee held one meeting during the 2003 fiscal year.

The Board of Directors has established a separately-designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee consists of Messrs. Bain, Busbee, Cardin, Quinn and Dr. Meredith. Mr. Busbee serves as chairman of the committee. Each member of the Audit Committee satisfies the independence standards of Section 301 of the Sarbanes-Oxley Act of 2002 and related rules and regulations of the Securities and Exchange Commission, as well as Sections 303.01(B)(2)(a) and 303.01(B)(3) of the New York Stock Exchange listing standards. The Board of Directors has designated Messrs. Busbee and Cardin each as an “audit committee financial expert”, as such term is defined by applicable rules and regulations of the Securities and Exchange Commission. The Audit Committee reviews the scope and procedures of internal auditing work, the results of independent audits and the accounting policies of management, appoints the Company’s independent auditors and is responsible for the oversight of its work. The Audit Committee held six meetings during the last fiscal year. The Audit Committee has adopted a charter, which it follows in conducting its activities, a copy of which is attached hereto as Exhibit B. A copy of such charter is also available on the Company’s web site at www.atmosenergy.com under the heading “Corporate Governance.”

The Human Resources Committee consists of Messrs. Bain, Busbee, Garland, Gordon, Koonce and Nichol. Mr. Koonce serves as chairman of the committee. Each member of the Committee satisfies the independence requirements of the New York Stock Exchange. This committee reviews and makes recommendations to the Board of Directors regarding compensation for the Chief Executive Officer as well as other officers of the Company. In addition to compensation matters, the committee determines, develops and makes recommendations to the Board regarding benefit packages, special bonus or stock plans, severance agreements and succession planning with respect to the Company’s officers. This committee also administers the Company’s 1998 Long-Term Incentive Plan and Annual Incentive Plan for Management. During the last fiscal year, the Human Resources Committee held three meetings. The Committee has adopted a charter, which it follows in conducting its activities. A copy of the Committee’s charter is available on the Company’s web site at www.atmosenergy.com under the heading “Corporate Governance.”

The Nominating and Corporate Governance Committee consists of Messrs. Cardin, Gordon, Nichol, Quinn, Ware and Dr. Meredith. Mr. Nichol serves as chairman of the committee. Messrs. Gordon and Ware joined the committee in September 2003. Each member of the Committee satisfies the independence requirements of the New York Stock Exchange. This Committee selects candidates for consideration by the full Board to fill any vacancies on the Board, which may occur from time to time, and oversees all corporate governance matters for the Company. The committee held three meetings during the last fiscal year. The Committee has adopted a charter, which it follows in conducting its activities. A copy of the Committee’s charter is available on the Company’s web site at www.atmosenergy.com under the heading “Corporate Governance.”

The Committee also considers sound and meritorious nomination suggestions for directors from shareholders. Nominees for director should possess the level of education, experience, sophistication and expertise required to perform the duties of a member of board of directors of a public company of the Company’s size and scope. Neither the Committee, the Board of Directors nor the Company itself discriminates in any way against potential nominees on the basis of age, sex, race, religion or other personal characteristics. There are no differences in the manner in which the Committee evaluates nominees for director based on whether or not the nominee is recommended by a shareholder. All letters of recommendation for nomination should be sent to the Corporate Secretary of the Company at the Company’s headquarters and must be received no later than January 23, 2004. Such letters should include, in addition to the name, address and number of shares owned by the nominating shareholder, the nominee’s name and address, a listing of the nominee’s background and qualifications. A signed statement from the nominee should accompany the letter of recommendation indicating that he or she consents to being considered as a nominee and that, if nominated by the Board and elected by the shareholders, he or she will serve as a director.

The Work Session/Annual Meeting Committee consists of Messrs. Bain, Garland, Koonce, Nichol and Ware. Mr. Bain serves as chairman of the committee. This committee selects the site and plans the meeting and agenda for the special meeting of the Board held each year for the purpose of focusing on long-range planning and corporate strategy issues and selects the site for the Annual Meeting of Shareholders. During the last fiscal year, the Work Session/Annual Meeting Committee held two meetings.

Attendance at Board Meetings.    During the last fiscal year, the Board of Directors of the Company held 12 meetings. During the 2003 fiscal year, each director attended at least 75 percent of the aggregate of (a) all meetings of the Board and (b) all meetings of the committees of the Board on which such director served. In addition, all members of the Board of Directors attended the 2003 Annual Meeting of Shareholders in Jackson, Mississippi on February 12, 2003. The Company strongly supports and encourages each member of the Board of Directors to attend each of the Company’s annual meetings of shareholders.

Directors’ Fees.    As compensation for serving as a director, each of the non-employee directors receives an annual retainer of $22,500 and a fee of $1,000 per meeting for attendance at each Board and committee meeting (excluding telephone conference meetings). The fee paid for participation in a telephonic conference meeting of the Board or a committee is one-half of the regular meeting fee. Since October 1, 2002, committee chairmen have been paid an additional annual fee of $5,000 for additional work done in connection with their committee duties and responsibilities.

In August 1998, the Board adopted the Company’s Equity Incentive and Deferred Compensation Plan for Non-Employee Directors (the “Plan”), representing an amendment to the Company’s Deferred Compensation Plan for Outside Directors that was originally adopted in May 1990. This amended plan became effective when shareholders of the Company approved such amendment at their 1999 Annual Meeting in February 1999 and replaced the annual pension formerly payable to the Company’s non-employee directors under the Company’s Retirement Plan for Non-Employee Directors. Under the terms of the Plan, each non-employee director is allowed to defer receipt of his annual retainer and meeting fees and to invest his deferred compensation into either a cash account or a stock account. In addition, each non-employee director receives an annual grant of share units for each year he serves as a director. The specific unit amounts credited to each director are shown in the Security Ownership table on page 2 of this Proxy Statement.

When the Plan was adopted in August 1998, there was no consideration for linking the accrued benefit earned by each director as of that date to the years that each such director had served on the Board of Directors of the Company (or of a predecessor company). Accordingly, on November 12, 2003, upon the recommendation of the Company’s independent compensation consultant, Towers Perrin, the Board approved a one-time grant of 500 share units for each year of past service by a director on the Board of Directors of the Company (or of a predecessor company). Such one-time grants were made only to those directors who were serving on the Board as of August 1998, with an aggregate amount of 69,500 share units being granted to such directors.

In November 1994, the Board adopted the Outside Directors Stock-for-Fee Plan, which plan was approved by the shareholders of the Company in February 1995. The plan permits non-employee directors to receive all or part of their annual retainer and meeting fees in Common Stock of the Company rather than in cash or having such retainer and fees deferred under the Company’s Equity Incentive and Deferred Compensation Plan for Non-Employee Directors. An election by a director to receive his or her fees in stock does not alter the amount of fees payable but results in the deferral of payment of the stock portion of the fees until after the end of each quarter in which the fees were earned. The number of shares of Common Stock issued at such time will be equal to (a) the dollar amount of the fees to be paid in stock divided by (b) the fair market value of the Company’s Common Stock on the last day of the applicable quarter. The fair market value is the closing price of a share of Common Stock of the Company as reported by the New York Stock Exchange. Only whole numbers of shares are issued; fractional shares are paid in cash. All such shares issued to non-employee directors are reflected in the Security Ownership table on page 2 of this Proxy Statement.

Other Compensation for Non-Employee Directors.    The Company provides business travel accident insurance for non-employee directors and their spouses. The policy provides $100,000 coverage to directors and $50,000 coverage to their spouses per accident while traveling on Company business.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of the Company’s Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in their ownership in the Company’s Common Stock. Directors, executive officers and greater-than-ten-percent beneficial shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company, the Company believes that, during the 2003 fiscal year, all of the Company’s directors, executive officers and greater-than-ten-percent beneficial owners were in compliance with the Section 16(a) filing requirements, other than John P. Reddy, who inadvertently filed a Form 4 on August 18, 2003, two days after it was due. Such Form 4 related to the sale of 250 shares of the Company’s Common Stock on August 12, 2003 in connection with the withholding of federal taxes upon the lapse of restrictions on 750 shares of the Company’s Common Stock.

Executive Compensation

Summary Compensation Table.    The following table sets forth the compensation paid by the Company for each of the Company’s last three completed fiscal years to the Company’s four most highly compensated executive officers other than Mr. Best.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus(a) ($)	Other Annual Compensation ($)		Restricted Stock Awards(b) ($)	Securities Underlying Options/ SARs(#)		All Other Compensation ($)
Robert W. Best Chairman of the Board, President and Chief Executive Officer	2003 2002 2001	651,116 615,378 572,788	338,500 274,400 399,600	(c (c (c	) ) )	0 0 0	111,210 162,282 75,000	(d) (f)	10,184 8,738 8,585	(e) (e) (e)

R. Earl Fischer Senior Vice President, Utility Operations	2003 2002 2001	260,551 239,766 209,102	101,900 81,700 111,100	(c (c (c	) ) )	0 0 0	18,400 40,000 30,000		9,630 8,059 6,666	(e) (e) (e)

John P. Reddy Senior Vice President and Chief Financial Officer	2003 2002 2001	293,449 276,232 249,513	114,300 93,100 131,800	(c (c (c	) ) )	0 0 0	18,400 40,000 30,000		9,835 8,286 7,962	(e) (e) (e)

JD Woodward, III(g) Senior Vice President, Nonutility Operations	2003 2002 2001	269,889 258,843 115,385	0 85,700 129,200	(c (c (c	) ) )	0 0 0	48,576 30,000 0	(d)	9,687 3,465 780	(e) (e) (e)

Louis P. Gregory Senior Vice President and General Counsel	2003 2002 2001	207,034 195,726 183,842	82,820 66,933 100,590	(c (c (c	) ) )	0 0 0	29,897 20,000 20,000	(d)	9,295 8,791 1,148	(e) (e) (e)

(a)

The bonuses were actually paid after the end of the fiscal year in which they are reported. Because their payment relates to services rendered in the fiscal year prior to payment, the Company has consistently reported bonus payments in such prior fiscal year. Certain named executive officers elected to convert a portion of their 2003 fiscal year bonuses to restricted stock or nonqualified stock options under the Company’s 1998 Long-Term Incentive Plan with a conversion date of November 11, 2003, which elections by Messrs. Best, Reddy and Gregory are not reflected in the table above. Mr. Best elected to convert 25% of his bonus of $338,500, or $84,625, to shares of restricted stock valued at 150% of the converted amount of the bonus, or $126,938, divided by the mean of the high and low stock price of $24.44 on the New York Stock Exchange on the conversion date, or 5,194 shares of restricted stock; Mr. Reddy elected to convert 100% of his bonus of $114,300 to a total of 7,015 shares of restricted stock; Mr. Gregory elected to convert 25% of his bonus of $80,800, or $20,200, to shares of bonus stock, valued at 110% of the converted amount of the bonus, or $22,220, divided by the mean of the high and low stock price of $24.44 on the conversion date or 909 shares, with the value of such bonus stock reflected in the bonus column of the table above, and 50% of his bonus of $80,800, or $40,400, to a total of 2,480 shares of restricted stock. Mr. Woodward elected to forego the receipt of any bonus attributable to the 2003 fiscal year.

(b)	The number and value of the aggregate restricted stock holdings at the end of the last fiscal year for each of the executive officers listed above, based on the closing price on the New York Stock Exchange of the Company’s Common Stock at September 30, 2003 of $23.94 per share, were as follows: Robert W. Best, 14,400 shares with a value of $344,736 (not including 5,194 shares that were converted from Mr. Best’s bonus awarded November 11, 2003, as discussed in footnote (a) above); R. Earl Fischer, 4,300 shares with a value of $102,942; John P. Reddy, 20,803 shares with a value of $498,024 (not including 7,015 shares that were converted from Mr. Reddy’s bonus awarded November 11, 2003, as discussed in footnote (a) above); JD Woodward, III, 7,278 shares with a value of $174,235; and Louis P. Gregory, 5,435 shares with a value of $130,114 (not including 2,480 shares that were converted from Mr. Gregory’s bonus awarded November 11, 2003, as discussed in footnote (a) above). Dividends are paid on restricted stock at the same rate they are paid on all of the Company’s Common Stock.

(c)	The total dollar value of perquisites and other personal benefits for the named executive officer was less than the reporting thresholds established by the Securities and Exchange Commission.

(d)	The number of securities underlying options for the named executive officer reflects his election to convert a portion of his bonus received on November 12, 2002, attributable to the 2002 fiscal year, to options to purchase shares of the Company’s Common Stock, as discussed in footnote (a) to the Summary Compensation Table on pages 11-13 of the Company’s Proxy Statement dated December 27, 2002.

(e)

This amount reflects the amount of Company matching contributions made during the 2003 fiscal year to the named executive officer’s account pursuant to the Company’s Retirement Savings Plan and Trust (“RSP”) and the amount of premiums paid by the Company during the 2003 fiscal year with respect to the purchase of term life insurance for the benefit of the named executive officer. The amounts paid during the 2003 fiscal year for each named executive officer were as follows: Robert W. Best, $8,000 in Company matching contributions made pursuant to the RSP and $2,184 in term life insurance premiums; R. Earl Fischer, $8,000 in Company matching contributions made pursuant to the RSP and $1,630 in term life insurance premiums; John P. Reddy, $8,000 in Company matching contributions made pursuant to the RSP and $1,835 in term life insurance premiums; JD Woodward, III, $8,000 in Company matching contributions made pursuant to the RSP and $1,687 in term life insurance premiums; and Louis P. Gregory, $8,000 in Company matching contributions made pursuant to the RSP and $1,295 in term life insurance premiums. The amounts originally shown for the cost of term life insurance premiums in the compensation table in the Proxy Statement for the 2001 fiscal year were incorrect due to an error in mathematical calculations. The amounts for the 2001 fiscal year shown in the table above reflect corrected amounts of premiums paid by the Company with respect to term life insurance for the benefit of the named executive officers. The corrected amounts of All Other Compensation paid during the 2001 fiscal year for each named executive officer are shown in the table above and are comprised of the following: Robert W. Best, $6,400 in Company matching contributions made pursuant to the RSP and $2,185 in term life insurance premiums; R. Earl Fischer, $5,356 in Company matching contributions made pursuant to the RSP and $1,310 in term life insurance premiums; John P. Reddy, $6,400 in Company matching contributions made pursuant to the RSP and $1,562 in term life insurance premiums; JD Woodward, III, $-0- in Company matching contributions made pursuant to the RSP and $780 in term life insurance premiums; and Louis P. Gregory, $-0- in Company matching contributions made pursuant to the RSP and $1,148 in term life insurance premiums.

(f)	The number of securities underlying options for Mr. Best reflects his election to convert 25% of his bonus received on November 6, 2001, attributable to the 2001 fiscal year of $399,600, or $99,900, to options to purchase a total of 62,282 shares of the Company’s Common Stock, as discussed in footnote (a) to the Summary Compensation Table on pages 8-9 of the Company’s Proxy Statement dated December 21, 2001.

(g)	Mr. Woodward became Senior Vice President, Nonutility Operations of the Company on April 1, 2001. Mr. Woodward’s compensation does not include a total of $245,000 paid by an entity wholly-owned by the Company, Woodward Marketing, L.L.C., to a corporation owned by Mr. Woodward, Woodward Development, Inc., during the fiscal year. Such amount represents lease payments paid for office space leased from Woodward Development, Inc. by Woodward Marketing, L.L.C. (now known as Atmos Energy Marketing, LLC) for the 2003 fiscal year. In addition, in connection with the Company’s acquisition on April 1, 2001 of the 55 percent interest of Woodward Marketing, L.L.C. that it did not already own, the Company issued a total of 1,043,529 of unregistered shares of the Company’s Common Stock to Mr. Woodward. Mr. Woodward also has the right to receive additional shares of the Company’s Common Stock in April 2006 if the price of the Company’s Common Stock does not maintain a minimum of $25 per share each trading day in any 30 consecutive day period during the period April 2002 through April 2006.

Stock Options.    The following table provides information concerning options to purchase Common Stock of the Company under the Company’s 1998 Long-Term Incentive Plan granted to the named executive officers in the last fiscal year. The options have a term of ten years and may be exercised as follows: one-third after one year from the date of grant, another one-third after two years from the date of grant and the remaining one-third after three years from the date of grant.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Name	Individual Grants			Exercise of Base Price ($/Sh)(b)	Expiration Date	Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term (c)
	Number of Securities Underlying Options/ SARs Granted (#)		Percent of Total Options/ SARs Granted to Employees in Fiscal Year(a)
						5% ($)	10% ($)
Robert W. Best	48,310	(d)	11.7%	21.58	11-12-12	657,016	1,657,516
Robert W. Best	62,900	(e)	15.3%	21.23	3-11-13	840,973	2,123,504
R. Earl Fischer	18,400	(e)	4.5%	21.23	3-11-13	246,008	621,184
John P. Reddy	18,400	(e)	4.5%	21.23	3-11-13	246,008	621,184
JD Woodward, III	30,176	(f)	7.3%	21.58	11-12-12	410,394	1,035,339
JD Woodward, III	18,400	(e)	4.5%	21.23	3-11-13	246,008	621,184
Louis P. Gregory	11,497	(g)	2.8%	21.58	11-12-12	156,359	394,462
Louis P. Gregory	18,400	(e)	4.5%	21.23	3-11-13	246,008	621,184
One share(h)	1		—	21.23	3-11-13	13.37	33.76

(a)	Percentage includes all options resulting from election of certain employees to convert a portion of their bonuses received on November 12, 2002 to options to purchase the Company’s Common Stock at an exercise price of $21.58 per share, as well as options resulting from grants made on March 11, 2003.

(b)	Exercise price is the fair market value per share of the shares as of the date of grant, as determined in accordance with the Company’s 1998 Long-Term Incentive Plan.

(c)	Potential realizable value is the amount that would be realized upon exercise by the named executive officer of the options immediately prior to the expiration of their respective terms, assuming the specified compound annual rates of appreciation on the Company’s Common Stock over the respective terms of the options. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises depend on the future performance of the Company’s Common Stock and overall market conditions. There can be no assurances that the potential values reflected in this table will be achieved.

(d)	The number of securities underlying options for Mr. Best reflects his election to convert 25% of his bonus of $274,400 received on November 12, 2002, or $68,600, to options to purchase a total of 48,310 shares at an exercise price of $21.58 per share, as discussed in footnote (a) to the Summary Compensation table on pages 11-13 of the Company’s Proxy Statement dated December 27, 2002.

(e)

Represents options granted on March 11, 2003. Such options contain an equal number of limited stock appreciation rights in the event of a “change in control” of the Company, as such term is defined in the Company’s 1998 Long-Term Incentive Plan. In the event of a “change in control”, the named executive will receive in exchange for the surrender of the unvested portion of the option, a cash payment equal to the amount by which the fair market value of the shares of the Company’s Common Stock subject to the unvested portion of the option during the exercise period (from and 60 days after a “change of control”) exceeds the exercise price of the unvested portion of the option (“limited stock appreciation right”). In the event that the exercise price of the unvested portion of the option exceeds the fair market value of the shares of the Company’s Common Stock subject to the unvested portion of the option during the exercise period, then such limited stock appreciation right and unvested portion of the option shall be automatically terminated on the last day of the exercise period.

(f)	The number of securities underlying options for Mr. Woodward reflects his election to convert 50% of his bonus of $85,700 received on November 12, 2002, or $42,850, to options to purchase a total of 30,176 shares at an exercise price of $21.58 per share, as discussed in footnote (a) to the Summary Compensation table on pages 11-13 of the Company’s Proxy Statement dated December 27, 2002.

(g)	The number of securities underlying options for Mr. Gregory reflects his election to convert 25% of his bonus of $65,300 received on November 12, 2002, or $16,325, to options to purchase a total of 11,497 shares at an exercise price of $21.58 per share, as discussed in footnote (a) to the Summary Compensation table on pages 11-13 of the Company’s Proxy Statement dated December 27, 2002.

(h)	The amounts shown are representative of what the “Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term” would be for one share of the Company’s Common Stock.

AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION/SAR VALUES

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)(a)(b) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End ($)(c) Exercisable/Unexercisable
Robert W. Best	-0-	-0-	204,095/244,397	530,310/487,585
R. Earl Fischer	-0-	-0-	77,334/55,066	276,481/87,263
John P. Reddy	-0-	-0-	93,334/55,066	373,401/87,263
JD Woodward, III	-0-	-0-	10,000/68,576	12,600/146,279
Louis P. Gregory	-0-	-0-	40,001/49,896	99,067/96,330

(a)	The number of securities underlying unexercised options for Mr. Best reflects his election to convert 25% of his bonus received on November 6, 2001 to options to purchase 62,282 shares of the Company’s Common Stock.

(b)	The number of securities underlying unexercised options for Messrs. Best, Woodward and Gregory reflect their elections to convert a portion of their bonuses received on November 12, 2002 to options to purchase shares of the Company’s Common Stock, as discussed in footnotes (d), (f) and (g) to the Option/SAR Grant in Last Fiscal Year table above. Limited stock appreciation rights were also granted in the 2003 fiscal year to each of the named executive officers in connection with the option grants on March 11, 2003, as is more fully discussed in footnote (e) to the Option/SAR Grant Table above.

(c)	Based on a price for the Company’s Common Stock of $23.94 per share. The price reflects the closing trading price on the New York Stock Exchange on September 30, 2003.

Retirement Plans.    Until January 1, 1999, certain of the executive officers listed in the Summary Compensation table were covered by the Employees’ Retirement Plan of Atmos Energy Corporation (the “Retirement Plan”), a defined benefit pension plan pursuant to which all participants automatically accrued pension credits after completing one year of service with the Company. Since January 1, 1999, commencing with their employment, the executive officers listed in the Summary Compensation table have been covered by the Company’s Pension Account Plan, which covers substantially all employees of the Company. Such executive officers who were employed by the Company on January 1, 1999 had an opening account balance established for them as of January 1, 1999 equal to the then present value of their respective accrued benefits under the Retirement Plan as of December 31, 1998. The present value factor was based on average life expectancy, retirement age of age 62 and a discount rate of seven percent. The Pension Account Plan credits an allocation to each participant’s account at the end of each year according to a formula based on his age, service and total pay (excluding incentive pay).

The Pension Account Plan provides for an additional annual allocation based upon a participant’s age as of January 1, 1999 for those participants who were participants in the Retirement Plan. The Pension Account Plan will credit this additional allocation each year through December 31, 2008. In addition, at the end of each year, a participant’s account will be credited with interest on the participant’s prior year account balance. A special grandfather benefit also applies through December 31, 2008, for participants who were at least age 50 as of January 1, 1999, and who were participants in the Retirement Plan on December 31, 1998. Participants are fully vested in their account balances after five years of eligibility service and may choose to receive their account balances as a lump sum or an annuity.

Messrs. Best and Fischer also participate in the Company’s Supplemental Executive Benefits Plan, while Messrs. Reddy, Woodward and Gregory participate in the Company’s Performance-Based Supplemental Executive Benefits Plan (collectively, the “Supplemental Plans”), which provide retirement benefits (as well as supplemental disability and death benefits) to all officers and division presidents of the Company. A participant in the Supplemental Plans who has been an officer or division president for at least two years, has five years of vesting service under the Pension Account Plan, and has attained age 55 is entitled to a supplemental pension in an amount that, when added to his or her pension payable under the Pension Account Plan, equals 50% to 100% of his compensation (a fixed amount of 75% of compensation in the case of Messrs. Best and Fischer), subject to reductions for less than ten years of vesting service and for retirement prior to age 62.

The following table illustrates the estimated combined annual benefits payable under the Pension Account Plan and the Supplemental Plans upon retirement at age 62 or later to persons in specified compensation categories and years-of-service classifications as determined in such person’s last year of employment. We are assuming for purposes of the table below that the total amount payable under the Supplemental Plans and the Pension Account Plan equals 75% of the total compensation payable in the last year of such person’s employment.

PENSION PLAN TABLE(a)

	Years of Service
Remuneration	15	20	25	30	35
$ 125,000	93,750	93,750	93,750	93,750	93,750
150,000	112,500	112,500	112,500	112,500	112,500
175,000	131,250	131,250	131,250	131,250	131,250
200,000	150,000	150,000	150,000	150,000	150,000
225,000	168,750	168,750	168,750	168,750	168,750
250,000	187,500	187,500	187,500	187,500	187,500
300,000	225,000	225,000	225,000	225,000	225,000
350,000	262,500	262,500	262,500	262,500	262,500
400,000	300,000	300,000	300,000	300,000	300,000
450,000	337,500	337,500	337,500	337,500	337,500
500,000	375,000	375,000	375,000	375,000	375,000
600,000	450,000	450,000	450,000	450,000	450,000
700,000	525,000	525,000	525,000	525,000	525,000
800,000	600,000	600,000	600,000	600,000	600,000
900,000	675,000	675,000	675,000	675,000	675,000
1,000,000	750,000	750,000	750,000	750,000	750,000
1,100,000	825,000	825,000	825,000	825,000	825,000
1,200,000	900,000	900,000	900,000	900,000	900,000
1,300,000	975,000	975,000	975,000	975,000	975,000
1,400,000	1,050,000	1,050,000	1,050,000	1,050,000	1,050,000
1,500,000	1,125,000	1,125,000	1,125,000	1,125,000	1,125,000

(a)	The benefit amounts listed in the Pension Plan table are not subject to any deduction for Social Security or offset amounts and are computed based upon payment as a joint and 50% survivor annuity.

The Pension Account Plan covers only the base salary of each of its participants, excluding bonuses (subject to the maximum covered compensation limit of $200,000 as of January 1, 2002 established by the Internal Revenue Code for qualified plans). The Supplemental Plans cover compensation, including amounts payable under the Pension Account Plan, in an amount equal to the sum of (a) the greater of the participant’s annual base salary at the date of termination of employment or the average of the participant’s annual base salary for the highest of three calendar years (whether or not consecutive) of employment with the Company; and (b) the greater of the amount of the participant’s last award under any of the Company’s annual performance bonus or incentive plans or the average of the participant’s highest three performance awards under such plans (whether or not consecutive). The amount of current compensation covered by the Supplemental Plans as of the end of the 2003 fiscal year for each of the executive officers listed in the Summary Compensation table is as follows: Robert W. Best, $1,072,267; R. Earl Fischer, $366,900; John P. Reddy, $411,300; JD Woodward, III, $380,450; and Louis P. Gregory, $290,800. Each of such executive officers has the following approximate number of years of credited service under the retirement plans: Mr. Best, six years; Mr. Fischer, 41 years; Mr. Reddy, five years; Mr. Woodward, four years; and Mr. Gregory, three years.

Each of the executive officers listed in the Summary Compensation table has also entered into a Participation Agreement with the Company as required by the Supplemental Plans. Each of the Supplemental Plans provides that the accrued benefits, as calculated pursuant to the plan, of each participant will vest in the event of (a) a termination of the participant’s employment involuntarily by the Company for any reason other than “cause” or “disability” (i) following a “change of control” of the Company (as such term is defined in the plan), (ii) in anticipation of a “change in control” (whether or not a “change in control” ever occurs), or (iii) at the request of a party to a pending transaction that will constitute a “change in control”, if and when the transaction is consummated, (b) a termination of the plan, (c) an amendment to the plan resulting in a decrease in the benefits otherwise payable to the participant; (d) a termination of the participant’s employment for any reason other than “cause”, or (e) a termination of the participant’s participation in the plan for any reason other than “cause” prior to the participant’s termination of employment. The approval of the United Cities merger by the shareholders on November 12, 1996 constituted a “change in control” as defined in the Supplemental Executive Benefits Plan, and as a result, Mr. Fischer, who was a participant in such plan as of November 12, 1996, is entitled to receive unreduced supplemental pension benefits. The Participation Agreements set forth the specific rights of the participants to their accrued benefits upon the occurrence of the events described above and constitute enforceable contracts separate from the provisions of the Supplemental Plans.

Employment Severance Compensation Agreements and Change-in-Control Arrangements.    The Company has entered into severance agreements with each of the executive officers named in the Summary Compensation table to provide certain severance benefits for them in the event of the termination of their employment within three years following a “change in control” (as defined in the agreements) of the Company. Under each of the severance agreements and plans described below, a “change in control” of the Company is deemed to occur if, among other things, the shareholders of the Company approve a merger or other similar transaction, whereby the shareholders prior to the transaction will not own at least 60% of the voting power of the Company after the transaction.

The severance agreement for each such executive officer provides that if employment is terminated by the Company other than for “cause” (as defined in the agreement), retirement, death, or disability, or by the employee for other than “constructive termination” (as defined in the agreement), the Company will pay such executive officer a lump sum severance payment equal to 2.5 times such executive officer’s total compensation, comprised of the annual base salary and “Average Bonus,” as such term is defined in the agreement. If the total of such lump sum severance payment plus all other payments, distributions or benefits of any type made to or on behalf of the executive officer results in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code, the lump sum severance payment will be increased in an amount required for the executive officer to pay any such excise taxes or any resulting income or other taxes due the Internal Revenue Service. In addition, such executive officer will be entitled to all rights and benefits, if any, provided under any other plan or agreement between him and the Company.

Each of the executive officers listed in the Summary Compensation table, other than Messrs. Woodward and Gregory, has also participated in the Company’s Restricted Stock Grant Plan and has received, from time to time, awards of stock that are restricted with respect to their transferability. The restrictions lapse pursuant to a schedule established by the Board of Directors at the date of the grant. Notwithstanding any established schedule for the removal of restrictions, however, the restrictions are immediately removed in the event of the participant’s death, disability, or retirement or in the event of a “change of control” (as defined in the plan) of the Company. However, the Board of Directors has elected not to grant any additional shares under this plan.

Human Resources Committee Interlocks and Insider Participation.    The members of the Human Resources Committee during the last fiscal year were Messrs. Bain, Busbee, Garland, Gordon, Koonce and Nichol. There are no interlocking relationships between any executive officer of the Company and any other corporation.

Human Resources Committee Report on Executive Compensation

THE ROLE OF THE COMMITTEE.    The Human Resources Committee of the Board of Directors (the “Committee”) is composed of six directors who are independent directors, as defined under the rules of the New York Stock Exchange and the Securities and Exchange Commission. The Committee acts under a written charter adopted by the Board of Directors, which sets forth its detailed responsibilities and duties, as well as requirements for the Committee’s composition and meetings. A copy of the Committee’s charter is available on the Company’s web site at www.atmosenergy.com under the heading “Corporate Governance.”

The Committee is charged with the responsibility of providing oversight and direction with respect to the compensation programs and employee benefit plans of the Company. In 2003, the Committee reviewed and updated its formal charter to be consistent with new rules and regulations promulgated by the Securities and Exchange Commission (SEC), the New York Stock Exchange (NYSE), and the Sarbanes-Oxley Act of 2002. Changes incorporated into the Committee’s charter include the Committee’s full authority to hire, retain, and discharge any advisors or consultants to the Committee as well as the Committee’s requirement to conduct an annual self-evaluation of its performance.

This report has been prepared by the Committee immediately following the meeting of the Committee on October 28, 2003, at which time the Committee determined whom to pay and the amount of respective bonus awards earned for the most recent performance year, established new incentive targets and performance measures for the 2004 performance year, reviewed salary recommendations for all officers and division presidents, and conducted other matters consistent with the Committee’s charter.

COMPENSATION STRATEGY.    The Company’s approach to compensation for its employees is based upon the tenets of “total rewards.” Total rewards is a comprehensive approach to compensation and benefits which emphasizes the importance of the entire rewards package of the Company: base salary, incentive compensation, employee benefits, training and development opportunities, and the corporate environment.

Consistent with the total rewards approach for employees, the Company’s compensation program for executives is founded upon the same underlying tenets of total reward opportunities. The Company’s executive compensation strategy is founded upon the following guiding principles:

•	The Company’s executive compensation strategy should be aligned with the Company’s overall business strategy of focusing upon growth opportunities in both regulated and nonregulated business sectors, seeking ongoing improvements in operating efficiencies and service levels and preparing for a more competitive environment in a consolidating industry.

•	Overall pay targets should reflect the Company’s intent to pay executive base salaries at the 50th percentile of the competitive market practice with targeted total cash and targeted total direct compensation to be paid at the 75th percentile of competitive market practice if performance targets are reached or exceeded.

•	Key executives who are charged with the responsibility for establishing and executing the Company’s business strategy should have incentive compensation opportunities that are aligned with the creation of shareholder value.

•	Stock ownership is an important component for ensuring that executives’ interests are aligned with shareholders.

•	To facilitate stock ownership for executives, the Company should provide stock-based incentive vehicles that focus on shareholder value creation.

•	Incentive compensation opportunities should have significant upside potential with commensurate downside risk.

•	The Company’s compensation strategy should place a greater emphasis upon stock-based incentives and related long-term incentive opportunities, with limited emphasis upon special benefits and perquisites.

•	The incentive compensation plans of the Company, to the extent that it is practical and consistent with the overall corporate business strategy, should comply with Section 162(m) of the Internal Revenue Code so that the Company can take the full tax deduction for executive compensation.

COMPENSATION STRATEGY FOR ATMOS ENERGY HOLDINGS, INC.    In addition to its core gas distribution services business, the Company is engaged in energy marketing through its wholly-owned subsidiary company, Atmos Energy Holdings, Inc. (“AEH”). AEH participates in the nonregulated business sector of gas marketing and competes with both utility and non-utility organizations. The compensation strategy for AEH employees follows many of the basic principles of the Company’s corporate approach to executive and employee compensation, but the AEH compensation plan also reflects certain competitive practices within the gas marketing industry. Within the past year, the Company’s management has taken steps to bring the compensation plan of AEH closer to the Company’s corporate program. However, differences in compensation strategy between AEH and the Company’s corporate program continue to exist in such areas as the retirement plan approach, base salary target levels, annual incentive opportunities, and other benefit plans. It should be noted that the AEH compensation strategy applies only to the marketers, risk managers and administrative support personnel affiliated with AEH; the president of AEH participates in the corporate executive compensation program of the Company, which is the same program affecting the four other proxy-named executives.

STRATEGY FOR NON-EMPLOYEE DIRECTOR COMPENSATION.    The Committee has worked closely with the management consulting firm of Towers Perrin to ensure that the compensation program for non-employee directors serving on the Board of Directors is competitive and reflective of current best practices in the marketplace. In 1999, the Company’s shareholders approved the adoption of the Equity Incentive and Deferred Compensation Plan for Non-Employee Directors. As a result, all current non-employee directors have voluntarily elected to participate in this new plan and to cease their participation in the Company’s Retirement Plan for Non-Employee Directors. At the June 10, 2003 meeting of the Committee, Towers Perrin reviewed the competitiveness of the compensation program for the Company’s non-employee directors and recommended that the Company make minor changes to the non-employee director compensation program for the 2004 plan year. It was recommended that each non-employee director serving on the Board as of February 1999, the date at which the Company changed its directors’ retirement program with the adoption of the new Equity Incentive and Deferred Compensation Plan for Non-Employee Directors, receive a one-time grant of share units based upon the director’s service and contribution to the Board. In the aggregate, the total number of share units granted to the 11 affected non-employee directors was 69,500 units. Towers Perrin also recommended that the annual retainer to be paid to non-employee directors continue to be $22,500, a $5,000 annual fee continue to be paid to each non-employee director who serves as a committee chairman in 2004 and that each director receive a grant of 2,000 share units for service during the 2004 fiscal year. The Committee and the Board of Directors approved Towers Perrin’s recommendations.

ASSESSMENT OF COMPETITIVE PRACTICES.    The Committee regularly evaluates competitive compensation data provided by management consultants to ensure that the Company’s pay policy and practices are aligned with the competitive marketplace. Over the course of the past 12 months, the Committee reviewed on two occasions competitive compensation levels from numerous survey sources and analyses provided by Towers Perrin. These sources of competitive compensation data included:

•	A review of the total direct compensation of the five highest paid executives for a select peer group of 16 gas utility companies which have annual revenues and market capitalizations comparable to the Company.

•	Published survey data of the utility industry provided by the Executive Compensation Service.

•	Published and private survey data of both the utility industry and general industry provided by Towers Perrin.

•	A private survey of the energy marketing sector conducted by Towers Perrin.

These survey sources provide a comprehensive review of national compensation practices as well as selected companies that compete in specific geographic markets in which the Company participates. The organizations participating in these surveys are different than some of the companies that appear in the performance graph displayed below. Specific job comparisons and access to market data for companies included in the performance graph are not readily available to the Committee.

For the most recently completed fiscal year, the Company’s executive compensation program was comprised of base salary, annual incentive compensation and long-term incentive compensation in the form of stock options and restricted shares. The following paragraphs discuss each of these program components. It should be noted that the following program descriptions pertain to the employees in the core gas distribution services business of the Company, including the five proxy-named executive officers in this proxy statement, and do not discuss compensation plans solely applicable to the energy marketing function of the Company.

BASE SALARY.    All positions in the Company, including executive positions, have been assigned to formal salary grades and ranges. Positions are compared on the basis of job content to similar positions in companies of comparable revenue size and market capitalization to the Company. Salary ranges for all positions are reviewed on an annual basis, and proposed salary ranges are presented to the Committee for its review and consideration each year in October. The midpoint of each salary range is designed to approximate the 50th percentile of base salaries of comparable companies in the marketplace, as defined above.

The base salary for an individual executive may be more than or less than the salary range midpoint based upon the individual’s performance and his or her level of experience in the position. In determining appropriate salary levels, the Committee also considers current economic conditions and national and industry trends in executive compensation.

Each year, the Chief Executive Officer and senior officers of the Company provide the Committee with a presentation discussing the performance and contributions of each executive. The Company uses a performance evaluation process which considers individual goals and areas of accountability. The individual executive’s salary increase is based upon his performance rating and the overall salary increase budget and guidelines established by the Company for the year.

ANNUAL INCENTIVE COMPENSATION.    The Company’s corporate officers, division presidents, and direct reports to the officers and division presidents, participate in the Annual Incentive Plan for Management (the “Incentive Plan”). The Incentive Plan, which has been designed to comply with Section 162(m) of the Internal Revenue Code, considers the Company’s ability to attain a return on equity financial goal which is expressed to participants as a target level of earnings per share (“EPS”). Each participant in the plan has a stated target annual incentive award opportunity stated as a percentage of base salary, with such target opportunities ranging from 7.5 percent to 60 percent of the participant’s respective base salary. Awards pursuant to the Incentive Plan are typically paid in cash. However, subject to the terms of the Plan and the approval of the Committee, the participant may make a voluntary election to convert his award to Company bonus stock, restricted shares or stock options. Such voluntary elections must be made by a participant prior to the beginning of the Performance Period as defined in the Plan.

For the 2003 fiscal year, the Company exceeded the financial performance threshold for purposes of funding the Incentive Plan. As such, incentive awards were earned and paid to Company employees for performance, including the five proxy-named executives. In funding the Incentive Plan, the Company achieved a level of EPS which was between the threshold and target level of performance for purposes of the plan’s measurement.

LONG-TERM INCENTIVE COMPENSATION.    The Company currently grants long-term equity awards in the form of nonqualified stock options and restricted shares. All stock options are granted at fair market value on the date of grant and have a term of ten years. Executives will only realize value from their stock options should the share price appreciate above the grant price on the date such option shares were granted. Restricted shares are time-lapse restricted shares and have a restricted period of three years. The Committee believes that equity incentives align the interests of executives with the interests of other shareholders by focusing upon shareholder value.

During the 2003 fiscal year, the Company granted nonqualified stock options and restricted shares to a select group of the proxy-named executives, other officers and selected employees. The Company has adopted share ownership guidelines for officers; the guidelines are voluntary and should be achieved by each officer over the course of five years. The Committee strongly advocates executive share ownership as a means by which to better align executive interests with those of all shareholders. The Chief Executive Officer has a guideline to reach a share ownership position of five times his base salary over the course of the five years. Other officer positions have share ownership guidelines ranging from 1.0 to 2.5 times the officer’s base salary.

During the 2003 fiscal year, the Company granted 269,500 stock option shares to the Company’s proxy-named executives, other officers and selected employees. The options were granted at 100 percent of the fair market value of Atmos Energy Common Stock on the date of grant and have fixed terms of ten years. In addition to the stock option grants, such participants received grants of time-lapse restricted shares during 2003 as well. A total of 61,400 restricted shares were granted to Atmos Energy proxy-named executives, other officers and selected employees in 2003, with such grants having their restrictions lapse on the third anniversary date from the date of grant. During the period such shares are restricted, the participants are eligible to receive the dividends paid on such shares. The five proxy-named executives received both stock option grants and restricted share grants, with such grants occurring on March 11, 2003. In addition to these annual grants, several participants elected to convert cash bonuses received under the Incentive Plan into equity awards. A total of 6,267 bonus shares, 21,533 restricted shares, and 142,360 stock options were granted pursuant to this conversion in November 2002.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER.    The Committee has awarded Mr. Robert W. Best, Chairman of the Board, President, and Chief Executive Officer of the Company, a base salary of $683,000 for calendar year 2004. Mr. Best’s base salary was $660,000 in calendar year 2003. The increase in base salary awarded to Mr. Best by the Committee is in recognition of both the Company and individual performance achieved in 2003, including Mr. Best’s key role in the consummation of the merger of Mississippi Valley Gas Company with and into the Company and the implementation of the Company’s branding strategy throughout its regulated business units.

Mr. Best earned an incentive award of $338,500 under the Incentive Plan for the 2003 fiscal year because of the Company’s attainment of certain performance criteria as established for the Incentive Plan. Mr. Best’s individual award was determined to be 51.29 percent of base salary which is between the threshold and target levels of performance. Mr. Best received a grant of 62,900 nonqualified stock options and 14,400 restricted shares during the 2003 fiscal year. The nonqualified stock option and restricted share grants awarded to Mr. Best in the 2003 fiscal year were in recognition of Mr. Best’s contributions to the overall performance and success of the Company during the year.

COMPLIANCE WITH SECTION 162(m).    The Board of Directors has elected to comply with Section 162(m) of the Internal Revenue Code. The Company’s decision to comply means that the Company should maintain close to one-hundred percent tax deductibility for performance-based compensation paid to the proxy-named executives. In 2003, the Company elected to grant a portion of each proxy-named executive’s long-term incentive compensation in the form of time-lapse restricted shares. These grants will not qualify as performance-based awards pursuant to Section 162(m). However, these grants comprise only a small portion of each proxy-named executive’s total compensation opportunity and the Company believes it should be able to maintain close to full deductibility for all compensation paid to such executives in future years. All actions taken by the Committee with respect to the compensation of the proxy-named executives have been taken by each of those members who constitute a “non-employee director” as defined in Section 162(m).

Respectfully submitted by the members of the Human Resources Committee of the Board of Directors,

Gene C. Koonce, Chairman
Travis W. Bain II
Dan Busbee
Thomas J. Garland
Richard K. Gordon
Phillip E. Nichol

Performance Graph.    The graph below compares the yearly percentage change in the Company’s total return to shareholders for the last five fiscal years with the total return of the Standard and Poor’s 500 Stock Index and the cumulative total return of other natural gas distribution companies comprising the Comparison Company Index.

Comparison of Five Year Cumulative Total Return*

Among Atmos Energy, S&P 500 Index

and Comparison Company Index

	1998	1999	2000	2001	2002	2003
Atmos Energy Corporation	$100	$88	$80	$88	$92	$108
S&P 500 Composite Index	$100	$128	$145	$106	$85	$105
Comparison Company Index	$100	$104	$107	$115	$119	$139

*	Assumes a $100 investment on September 30, 1998, and reinvestment of dividends.

The Comparison Company Index contains a hybrid group of natural gas local distribution companies, recommended by the consulting firm of Towers Perrin and approved by the Company’s Board of Directors. The companies included in the index are AGL Resources Inc., Cascade Natural Gas Corporation, Energy East Corporation, The Laclede Group, Inc., New Jersey Resources Corporation, NICOR Inc., Northwest Natural Gas Company, NUI Corporation, ONEOK, Inc., Peoples Energy Corporation, Piedmont Natural Gas Company, Inc., South Jersey Industries, Inc., Southern Union Company, Southwest Gas Corporation, Vectren Corporation and WGL Holdings, Inc.

Report of the Audit Committee

The Audit Committee (the “Committee”) is composed of five directors who are independent directors, as defined under the rules of the New York Stock Exchange and the Securities and Exchange Commission. The Audit Committee acts under a written charter adopted by the Board of Directors, which sets forth its detailed responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. A copy of the charter is attached hereto as Exhibit B and is also available on the Company’s web site at www.atmosenergy.com under the heading “Corporate Governance.”

The primary purpose of the Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the financial reporting process including systems of internal and disclosure controls and procedures. Ernst & Young LLP, the Company’s independent auditors, is responsible for expressing an opinion, based on its audit, on the conformity of the audited financial statements with generally accepted accounting principles in the United States. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Company’s 2003 Annual Report on Form 10-K with both management and Ernst & Young LLP, which included a discussion of the critical accounting policies and practices used by the Company and alternative treatments of financial information within generally accepted accounting principles and their effects, including the treatments preferred by the independent auditors. In addition, the Committee reviewed all other material communications between the Company and the independent auditors.

The Committee has discussed with Ernst & Young LLP the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Committee has received and reviewed the written disclosures from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as well as those disclosures relating to the independence of the Company’s independent auditors required by the provisions of the Sarbanes-Oxley

Act of 2002 and related rules of the Securities and Exchange Commission. The Committee has also considered the fees paid to Ernst & Young LLP during the last fiscal year for audit and non-audit services, which are set forth below and has determined that the provision of such non-audit services are compatible with the firm’s independence and are in compliance with applicable law.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2003 for filing with the Securities and Exchange Commission. The Committee has also selected Ernst & Young LLP as the Company’s independent auditors for the 2004 fiscal year.

Respectfully submitted by the members of the Audit Committee of the Board of Directors,

Dan Busbee, Chairman
Travis W. Bain II
Richard W. Cardin
Dr. Thomas C. Meredith
Carl S. Quinn

Audit and Related Fees

Fees for professional services provided by our independent auditors, Ernst & Young LLP, in each of the last two fiscal years, in each of the following categories (in thousands) are:

	September 30, 2003	September 30, 2002
Audit	$1,460	$1,502
Audit-Related	118	121
Tax	350	480
All Other	—	4

Total	$1,928	$2,107

Audit Fees.    Fees for audit services include fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, comfort letters and consents related to debt and equity offerings.

Audit-Related Fees.    Audit-related fees principally include fees relating to employee benefit plan audits and accounting consultations.

Tax Fees.    Tax fees include fees relating to reviews of tax returns, tax consulting, tax department out-sourcing (2002 only) and assistance with sales and use tax filings.

All Other Fees.    All other fees in 2002 included fees relating to internal audit services which are no longer provided to the Company by our independent auditors.

The Audit Committee has not formally adopted any pre-approval policies and procedures relating to the provision of non-audit services by the Company’s independent auditors, Ernst & Young LLP. Instead, each type of non-audit service proposed to be provided by Ernst & Young LLP is approved on an individual basis by the Audit Committee in advance of the rendering of such non-audit services.

AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP to continue as the Company’s independent auditors for the fiscal year ending September 30, 2004. The firm of Ernst & Young LLP and its predecessors have been the independent auditors of the Company since the Company’s incorporation in 1983. It is expected that representatives of Ernst & Young LLP will be present at the Annual Meeting. The representatives of Ernst & Young LLP will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

OTHER MATTERS

Householding

When shareholders with multiple accounts reside at the same address, or multiple shareholders reside at the same address, the Company sends a single Summary Annual Report, Annual Report on Form 10-K and Proxy Statement to that address unless the Company received instructions to the contrary. Each shareholder, however, will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce the

Company’s printing and postage costs. If you wish to receive separate copies of the Summary Annual Report, Annual Report on Form 10-K and Proxy Statement now or in the future, or to discontinue householding entirely, you may call the Company’s transfer agent, EquiServe Trust Company, N.A. at 1-800-543-3038, or provide written instructions to EquiServe Trust Company, N.A., P.O. Box 43010, Providence, RI 02940.

If you receive multiple copies of the Summary Annual Report, Annual Report on Form 10-K and Proxy Statement, you may call or write the Company’s transfer agent, EquiServe Trust Company, N.A., to request householding. If your shares are held through a bank, broker or other holder of record, you may request householding by contacting the holder of record.

Other Business

The Company knows of no other business that may come before the Annual Meeting. However, if any other matters are properly brought before the meeting by the management or any shareholder, it is the intention of each person named in the accompanying proxy to vote such proxy in accordance with his judgment on such matters. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

Shareholder Proposals

In the event a shareholder intends to present a proposal at the Annual Meeting of Shareholders on February 11, 2004, he or she must be a shareholder of record on the Record Date, December 15, 2003, who shall continue to be entitled to vote at the Annual Meeting and who mails a notice of such proposal so that it is received by the Corporate Secretary at the principal executive offices of the Company by January 23, 2004. In the event a shareholder intends to present a proposal at the 2005 Annual Meeting of Shareholders, in order for such proposal to be included in the Company’s Proxy Statement relating to such meeting, it must be received by the Corporate Secretary at the principal executive offices of the Company no later than September 1, 2004, and it must be prepared according to applicable law, as determined by the Company.

By Order of the Board of Directors,

Dwala Kuhn
Corporate Secretary

Dallas, Texas

December 29, 2003

EXHIBIT A

ATMOS ENERGY CORPORATION

Categorical Standards of

Director Independence

A director who at all times during the last year has met all of the following categorical standards shall be presumed to be “independent” (Note that beginning November 4, 2004, such standards must be met at all times during the previous three years):

•	The Company has not employed the director, and has not employed (except in a non-executive officer capacity) any of his or her immediate family members.

•	Neither the director, nor any of his or her immediate family members, has received more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director has not been employed by, or affiliated with the Company’s present or former auditors, nor has any of his or her immediate family members been so employed or affiliated (except in a non-professional capacity).

•	Neither the director, nor any of his or her immediate family members, has been part of an “interlocking directorate” in which an executive officer of the Company serves on the compensation (or equivalent) committee of another company that employs the director in any capacity or any of his immediate family members in an executive officer capacity.

•	Neither the director, nor any of his or her immediate family members (except in a non-executive officer capacity), has been employed by or affiliated with a significant supplier or customer of the Company. For the purposes of this categorical standard, a supplier or customer shall be considered significant if its sales to, or purchases from, the Company represent the greater of (a) $1 million or (b) more than 1% of such other company’s consolidated gross revenues.

•	Neither the director, nor any of his or her immediate family members has had a personal services contract with the Company, its chairman, chief executive officer or other executive officer, or any affiliate of the Company.

A-1

•	Neither the director, nor any of his or her immediate family members, has been an employee, officer or director of a foundation, university or other non-profit organization to which the Company gives directly, or indirectly through the provision of services, more than $100,000 per annum or 1% of the total annual donations received (whichever is less).

•	Neither the director, nor any of his or her immediate family members, either directly or indirectly as a partner, shareholder or officer of another company, has owned more than 5% of the Company’s common stock.

•	Neither the director, nor any of his or her immediate family members, has been employed by (or affiliated with) a significant lender of the Company. For the purposes of this categorical standard, a lender shall be considered significant if the credit extended is more than 5 % of the consolidated assets of the Company.

A-2

EXHIBIT B

Charter of the Audit Committee

of the Board of Directors of

Atmos Energy Corporation

(Adopted: April 1, 2003)

Purpose:

It is the purpose of the Audit Committee to (a) satisfy itself and the Board of Directors (i) of the integrity of the Company’s financial statements, (ii) that the Company complies with all legal and regulatory requirements, (iii) that the independent auditors are qualified and are independent from the Company and (iv) that the Company’s internal audit function and independent auditors are performing satisfactorily; and (b) prepare the report that rules of the Securities and Exchange Commission (the “SEC”) require be included in the Company’s annual proxy statement.

Powers and Duties:

A.	The Audit Committee shall have the power to perform the following duties, as well as performing any additional duties as may be directed by the Board of Directors from time to time:

1. Independent auditors and internal audit function:

•	To provide an open avenue of communications among management, the independent auditors, the internal audit function and the Board of Directors.

•	To be directly responsible for retaining and terminating the independent auditors of the Company and to have the sole authority to review in advance, and grant any appropriate pre-approvals of all audit services to be provided by the independent auditors, all non-audit services to be provided by the independent auditors that are permitted by applicable law, and in connection therewith, to approve all fees and other terms of engagement for both audit and non-audit services.

•	To be directly responsible for the oversight of the work of the independent auditors, including without limitation, the resolution of any disagreements between management of the Company and the independent auditors regarding financial reporting and other matters.

•

To meet quarterly with the independent auditors, before the release of the Company’s quarterly report on Form 10-Q or the annual report on Form 10-K, to receive a report from the independent auditors concerning (i) the critical accounting policies and practices used by the Company, (ii) alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Company, the ramifications of the use of such treatments in the Company’s financial statements and the treatments preferred by the independent auditors, (iii) a review of all other material communications between the Company and the independent auditors, and (iv) a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

•	To receive from the independent auditors, at least annually, a formal written statement delineating all relationships between the independent auditors and the Company and to investigate any disclosed relationships or services that could possibly impact the objectivity and independence of the independent auditors, including, if necessary, recommending to the Board of Directors that it take appropriate action to satisfy itself of the independence of the independent auditors.

•	To receive from the independent auditors, at least annually, a formal written statement describing the firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any actions taken by the firm to address such issues.

•	To receive written confirmation from the independent auditors on an annual basis that the lead, coordinating or concurring audit partner of the independent auditors, who has primary responsibility for the audit or who is responsible for reviewing the audit, has not performed audit services for the Company during time periods that are prohibited under current SEC rules and regulations and listing standards of the New York Stock Exchange (“NYSE”).

•	To periodically meet separately with each of management, the independent auditors and the firm performing the internal audit function to discuss, in addition to any matters deemed appropriate by the Audit Committee, (i) any disagreement that may have arisen in connection with the preparation of the Company’s financial statements, or related disclosures therein, (ii) with respect to the independent auditors, any difficulties encountered during the course of the annual audit or quarterly reviews, including any restrictions placed by management on the scope of the independent auditors’ activities, access to requested information or disagreements with management, and (iii) with respect to the internal audit function, the responsibilities, budget and staffing as well as any difficulties encountered during the course of any internal audit project, including any restrictions placed by management on the scope of the internal auditors’ activities, access to requested information or disagreements with management.

•

To report to the Board of Directors and to make such recommendations with respect to the reports of the independent auditors, internal audit function and management as the Audit Committee deems necessary or appropriate, including without limitation, the discussion of any disclosures in the Company’s financial statements, the Company’s compliance with legal and regulatory requirements or the performance of the independent auditors or the internal audit function.

•	To establish hiring policies for employees or former employees of the independent auditors that are consistent with applicable law, the rules and regulations of the SEC and the listing standards of the NYSE.

2. Other Activities

•	To receive quarterly, before the filing of any quarterly report on Form 10-Q or annual report on Form 10-K with the SEC, a report from the Chief Executive Officer and the Chief Financial Officer of the Company concerning (i) any significant deficiencies in the design or operation of internal controls that could adversely impact the Company’s ability to process and report financial data, (ii) any material weaknesses in the Company’s internal controls that they have identified for the independent auditors, and (iii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

•	To review and approve all disclosures concerning non-audit services that are required to be included in any reports to be filed under the Securities Exchange Act of 1934 (“Exchange Act”).

•	To review at least annually, with management, the operation and activities of the internal audit function and to evaluate the quality of performance of the internal audit function.

•	To periodically meet with management of the Company to discuss the Company’s procedures and guidelines for releasing financial information to the public through earnings releases as well as providing earnings guidance and other financial information to analysts, rating agencies and other third parties.

•	To periodically discuss with management the Company’s major financial risk exposures and the actions that management has taken to monitor and control such exposures, including discussion of guidelines and policies that govern such actions and assessment of the insurance coverage associated with such risk exposures.

•	To establish procedures for the confidential, anonymous submission by Company employees of concerns or complaints regarding questionable accounting, internal controls or auditing matters and the treatment and retention of such concerns or complaints.

•	To engage the services of other advisors, including without limitation, any legal advisors, that the Audit Committee determines is necessary to carry out its duties, as well as review and approve the fees and expenses charged to the Company by such advisors.

•	To determine the appropriate amount of funding to be provided by the Company to the Audit Committee, at least annually, in connection with the Audit Committee’s payment of compensation to the independent auditors and other advisors engaged by the Audit Committee.

•	To conduct an annual performance evaluation of the Audit Committee.

•	To annually review and update, if necessary, the Audit Committee charter

B.	The power and authority of the Audit Committee is subject to the provisions of the Texas Business Corporation Act, the Virginia Stock Corporation Act, the Company’s Articles of Incorporation and Bylaws, applicable federal securities laws, the rules and regulations of the SEC and the listing standards of the NYSE.

Membership:

A.	The Audit Committee shall be comprised of three to six members of the Board of Directors, each of whom shall satisfy the independence, financial literacy and experience requirements of the Exchange Act and the listing standards of the NYSE. The members of the Audit Committee and its Chairman shall be appointed annually by the Board of Directors. Members of the Audit Committee shall receive no fees or other remuneration from the Company other than directors’ fees.

B.	Vacancies in the membership of the Audit Committee shall be filled by the Board of Directors.

C.	No member of the Audit Committee may serve on the audit committee of more than two other public companies, unless the Board of Directors determines that such simultaneous service does not impair such director’s effectiveness.

D.	At least one member of the Audit Committee shall possess the qualifications to be deemed an “audit committee financial expert”, as such term is defined by SEC rules and regulations. The Board of Directors shall make such determination annually at the time of its appointment of the members of the Audit Committee.

Meetings:

A.	The Audit Committee shall meet as required, upon the call of the Chairman of the Audit Committee. A majority of the Audit Committee members shall constitute a quorum for the transaction of business.

B.	The Chairman of the Audit Committee shall prepare a written agenda in advance of each meeting of the Audit Committee. The Audit Committee shall keep regular minutes of its meetings and shall report its actions to the full Board at the next Board meeting. The Secretary of the Board of Directors will serve as Secretary for the Audit Committee.

3100-PS-2004

[ATMOS ENERGY LOGO] C/O EQUISERVE TRUST COMPANY N.A. P.O. BOX 8694 EDISON, NJ 08818-8694	THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope. If you wish to change your address, please mark the box below, vote and return your proxy by mail.

COMPANY HIGHLIGHTS DURING 2003 FISCAL YEAR

•	Achieved net income of almost $72 million, an increase of over 20% over 2002

•	Closed our acquisition on December 3, 2002 of Mississippi Valley Gas Company, adding some 260,000 customers and 600 employees to the Company

•	Sold 4.1 million shares of our common stock in a public offering in the Summer of 2003, strengthening our balance sheet by improving our debt-to-equity ratio and bolstering our credit ratings

•	Contributed $77 million in June 2003 to our Company pension plan to adequately fund the plan, helping to protect the future pensions of our employees and retirees and reducing our future pension funding requirements

DETACH HERE

PROXY

ATMOS ENERGY CORPORATION

Proxy Solicited on Behalf of the Board of Directors of

the Company for Annual Meeting, February 11, 2004

The undersigned hereby constitutes and appoints Robert W. Best, Dan Busbee, Charles K. Vaughan and each of them, his or her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of ATMOS ENERGY CORPORATION, to be held at the Ritz Carlton Hotel, 921 Canal Street, New Orleans, Louisiana 70112 on Wednesday, February 11, 2004, at 11:00 a.m. Central Standard Time, and at any postponements or adjournment thereof, on all matters coming before said meeting.

You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND AUTHORIZES THE PROXIES TO TAKE ACTION IN THEIR DISCRETION UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

USE THE POWER OF THE INTERNET TO . . .

VOTE! (Follow the instructions below)
•	If you don’t have access to the Internet, which is the most cost effective for Atmos Energy, please consider voting by telephone as telephonic voting saves Atmos the costs associated with mailed proxies.

Vote-by-Internet	OR	Vote-by-Telephone
Log on to the Internet and go to		Call toll-free
http://www.eproxyvote.com/ato		1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your proxy card.

Your vote is important. Please vote immediately.

RECEIVE FUTURE ATMOS ENERGY PROXY MATERIALS VIA THE INTERNET!

Consider receiving future Atmos Energy’s Summary Annual Report and Proxy materials (as well as all other Company communications) in electronic form rather than in printed form. While voting via the Internet, just click the box to give your consent and thereby save Atmos Energy the future costs of producing, distributing and mailing these materials.

Accessing Atmos Energy’s Summary Annual Report and Proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies.

If you do not consent to access Atmos Energy’s Summary Annual Report and Proxy materials via the Internet, you will continue to receive them in the mail.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

The Board of Directors recommends a vote FOR the election of all nominees for director.

1. Election of Directors.

Nominees for Director:

Class II:	(01) Robert W. Best,	(02) Thomas J. Garland,
	(03) Phillip E. Nichol and	(04) Charles K. Vaughan

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
For, except vote withheld from the following nominee(s)
☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐
Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Signature:                                        Date:                                       Signature:                                       Date:

2